As filed with the Securities and Exchange Commission on July 28, 2023

Securities Act File No. 033-79858

Investment Company Act File No. 811-08544

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 107	☒

and

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 108	☒

FPA FUNDS TRUST

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

11601 WILSHIRE BOULEVARD, SUITE 1200

LOS ANGELES, CALIFORNIA 90025

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(310) 473-0225

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

J. RICHARD ATWOOD, PRESIDENT

FPA FUNDS TRUST

11601 WILSHIRE BOULEVARD, SUITE 1200

LOS ANGELES, CALIFORNIA 90025

(NAME AND ADDRESS OF AGENT FOR SERVICE)

COPY TO:

MARK D. PERLOW, ESQ.

DECHERT LLP

ONE BUSH STREET

SUITE 1600

SAN FRANCISCO, CA 94104

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement

It is proposed that this filing will become effective (check appropriate box)

☒	immediately upon filing pursuant to paragraph (b)
☐	on [ ] pursuant to paragraph (b)
☐	60 days after filing pursuant to paragraph (a)(1)
☐	on [ ] pursuant to paragraph (a)(1)
☐	75 days after filing pursuant to paragraph (a)(2)
☐	on [ ] pursuant to paragraph (a)(2) of Rule 485.

If appropriate, check the following box:

☐	this post-effective amendment designates a new effective date for a previously filed post-effective amendment.

EXPLANATORY NOTE

This Post-Effective Amendment No. 107 to the FPA Funds Trust (the “Trust”) Registration Statement on Form N-1A hereby incorporates Part A and Part B from the Trust’s Registration Statement on Form N-1A filed on June 30, 2023 (SEC Accession No. 0001104659-23-077184). This Post-Effective Amendment No. 107 is being filed for the purpose of adding the Opinion and Consent of Counsel for the FPA New Income Fund, FPA Queens Road Small Cap Value Fund, FPA Queens Road Value Fund and FPA U.S. Core Equity Fund, as well as other exhibits to the Part C of the Registration Statement.

PART C: OTHER INFORMATION

FPA Funds Trust

ITEM 28.	EXHIBITS.

(a)(1)	Agreement and Declaration of Trust is incorporated herein by reference to Post-Effective Amendment No. 24 to Registrant’s Registration Statement on Form N-1A filed with the Securities and Exchange Commission (the “Commission”) on July 13, 1998.

(a)(2)	Certificate of Trust is incorporated herein by reference to Post-Effective Amendment No. 24 to Registrant’s Registration Statement on Form N-1A filed with the Commission on July 13, 1998.

(a)(3)	Certificate of Amendment to Certificate of Trust is incorporated herein by reference to Post-Effective Amendment No. 24 to Registrant’s Registration Statement on Form N-1A filed with the Commission on July 13, 1998.

(a)(4)	Certificate of Amendment to Certificate of Trust is incorporated herein by reference to Post-Effective Amendment No. 52 to Registrant’s Registration Statement on Form N-1A filed with the Commission on August 1, 2003.

(b)(1)	By-Laws are incorporated herein by reference to Post-Effective Amendment No. 24 to Registrant’s Registration Statement on Form N-1A filed with the Commission on July 13, 1998.

(b)(2)	Amendment to By-Laws dated December 10, 1998 are incorporated herein by reference to Post-Effective Amendment No. 27 to Registrant’s Registration Statement on Form N-1A filed with the Commission on February 8, 1999.

(b)(3)	Amendment to By-Laws dated February 6, 2006 are incorporated herein by reference to Post-Effective Amendment No. 55 to Registrant’s Registration Statement on Form N-1A filed with the Commission on August 1, 2006.

(b)(4)	Amendment to By-Laws dated August 7, 2006 are incorporated herein by reference to Post-Effective Amendment No. 56 to Registrant’s Registration Statement on Form N-1A filed with the Commission on August 1, 2007.

(c)	Not applicable.

(d)(1)	Investment Advisory Agreement between Registrant and First Pacific Advisors, LLC (now, First Pacific Advisors, LP) for the FPA Crescent Fund dated October 1, 2006 is incorporated herein by reference to Post-Effective Amendment No. 56 to Registrant’s Registration Statement on Form N-1A filed with the Commission on August 1, 2007.

(d)(2)	Investment Advisory Agreement between Registrant and First Pacific Advisors, LP for FPA Flexible Fixed Income Fund is incorporated herein by reference to Post-Effective Amendment No. 84 to Registrant’s Registration Statement on Form N-1A filed with the Commission on December 31, 2018.

(d)(3)	Investment Advisory Agreement between Registrant and First Pacific Advisors, LP for FPA New Income Fund is incorporated herein by reference to Exhibit (d)(3) to Post-Effective Amendment No. 106 to Registrant’s Registration Statement on Form N-1A filed on June 30, 2023.

(d)(4)	Investment Advisory Agreement between Registrant and First Pacific Advisors, LP for FPA Queens Road Small Cap Value Fund and FPA Queens Road Value Fund is incorporated herein by reference to Exhibit (d)(4) to Post-Effective Amendment No. 106 to Registrant’s Registration Statement on Form N-1A filed on June 30, 2023.

(d)(5)	Investment Advisory Agreement between Registrant and First Pacific Advisors, LP for FPA U.S. Core Equity Fund is incorporated herein by reference to Exhibit (d)(5) to Post-Effective Amendment No. 106 to Registrant’s Registration Statement on Form N-1A filed on June 30, 2023.

(d)(6)	Investment Sub-Advisory Agreement among Registrant, First Pacific Advisors, LP and Bragg Financial Advisors, Inc. for FPA Queens Road Small Cap Value Fund and FPA Queens Road Value Fund is incorporated herein by reference to Exhibit (d)(6) to Post-Effective Amendment No. 106 to Registrant’s Registration Statement on Form N-1A filed on June 30, 2023.

(d)(7)	Expense Limit Agreement between Registrant and First Pacific Advisors, LP for FPA Flexible Fixed Income Fund is incorporated herein by reference to Post-Effective Amendment No. 102 to Registrant’s Registration Statement on Form N-1A filed with the Commission on April 29, 2022.

(d)(8)	Expense Limit Agreement between Registrant and First Pacific Advisors, LP for FPA Crescent Fund is incorporated herein by reference to Post-Effective Amendment No. 102 to Registrant’s Registration Statement on Form N-1A filed with the Commission on April 29, 2022.

(d)(9)	Fee Waiver Agreement between Registrant and First Pacific Advisors, LP for FPA Crescent Fund is incorporated herein by reference to Post-Effective Amendment No. 101 to Registrant’s Registration Statement on Form N-1A filed with the Commission on April 30, 2021.

(d)(10)	Expense Limit Agreement between Registrant and First Pacific Advisors, LP for FPA New Income Fund is incorporated herein by reference to Exhibit (d)(10) to Post-Effective Amendment No. 106 to Registrant’s Registration Statement on Form N-1A filed on June 30, 2023.

(d)(11)	Expense Limit Agreement between Registrant and First Pacific Advisors, LP for FPA Queens Road Small Cap Value Fund is incorporated herein by reference to Exhibit (d)(11) to Post-Effective Amendment No. 106 to Registrant’s Registration Statement on Form N-1A filed on June 30, 2023.

(d)(12)	Expense Limit Agreement between Registrant and First Pacific Advisors, LP for FPA Queens Road Value Fund is incorporated herein by reference to Exhibit (d)(12) to Post-Effective Amendment No. 106 to Registrant’s Registration Statement on Form N-1A filed on June 30, 2023.

(e)(1)	Distribution Agreement between Registrant and UMB Distribution Services, LLC dated as of September 28, 2012 is incorporated herein by reference to Post-Effective Amendment No. 67 to Registrant’s Registration Statement on Form N-1A filed with the Commission on April 30, 2013.

(e)(2)	Amendment to Distribution Agreement between Registrant and UMB Distribution Services, LLC Fund is incorporated herein by reference to Post-Effective Amendment No. 84 to Registrant’s Registration Statement on Form N-1A filed with the Commission on December 31, 2018.

(e)(3)	Amendment Agreement to the Distribution Agreement between Registrant and UMB Distribution Services, LLC and the Transfer Agency Agreement between the Registrant and UMB Fund Services, Inc. is incorporated herein by reference to Exhibit (e)(3) to Post-Effective Amendment No. 106 to Registrant’s Registration Statement on Form N-1A filed on June 30, 2023.

(f)	Not applicable.

(g)(1)	Custodian Agreement between Registrant and State Street Bank and Trust Company dated October 22, 2002 is incorporated herein by reference to Post-Effective Amendment No. 52 to Registrant’s Registration Statement on Form N-1A filed with the Commission on August 1, 2003.

(g)(2)	Custodian Agreement between Registrant and UMB Bank, N.A. dated February 1, 2017 is incorporated herein by reference to Post-Effective Amendment No. 86 to Registrant’s Registration Statement on Form N-1A filed with the Commission on April 29, 2019.

(g)(3)	Amended and Restated Custodian Agreement dated March 23, 2015 between the Company and State Street Bank and Trust Company is incorporated herein by reference to Post-Effective Amendment No. 94 to Registrant’s Registration Statement on Form N-1A filed with the Commission on April 29, 2020.

(g)(4)	Form of Custody Agreement between Registrant and UMB Bank, N.A. is incorporated herein by reference to Exhibit (g)(4) to Post-Effective Amendment No. 106 to Registrant’s Registration Statement on Form N-1A filed on June 30, 2023.

(h)(1)	Administration Agreement between Registrant and State Street Bank and Trust Company is incorporated herein by reference to Post-Effective Amendment No. 75 to Registrant’s Registration Statement of Form N-1A filed with the Commission on April 30, 2015.

(h)(2)(a)	Transfer Agency Agreement between Registrant and UMB Fund Services, Inc. is incorporated herein by reference to Post-Effective Amendment No. 75 to Registrant’s Registration Statement of Form N-1A filed with the Commission on April 30, 2015.

(h)(2)(b)	Amendment to Transfer Agency Agreement between Registrant and UMB Fund Services, LLC Fund is incorporated herein by reference to Post-Effective Amendment No. 84 to Registrant’s Registration Statement on Form N-1A filed with the Commission on December 31, 2018.

(h)(3)	Administrative Services Agreement between Registrant and First Pacific Advisors, LP for FPA Crescent Fund is incorporated herein by reference to Post-Effective Amendment No. 97 to Registrant’s Registration Statement on Form N-1A filed with the Commission on September 4, 2020.

(h)(4)	Form of Co-Administration Agreement among Registrant and UMB Fund Services, Inc. and Mutual Fund Administration LLC is incorporated herein by reference to Exhibit (h)(4) to Post-Effective Amendment No. 106 to Registrant’s Registration Statement on Form N-1A filed on June 30, 2023.

(h)(5)	Form of Fund Accounting Agreement between Registrant and UMB Fund Services, Inc. is incorporated herein by reference to Exhibit (h)(5) to Post-Effective Amendment No. 106 to Registrant’s Registration Statement on Form N-1A filed on June 30, 2023.

(i)(1)	Opinion and Consent of Counsel for the FPA Crescent Fund was filed as Exhibit (i) to Post-Effective Amendment No. 51 of Registrant’s Registration Statement on Form N-1A filed on July 29, 2002 and is incorporated herein by reference.

(i)(2)	Opinion and Consent of Counsel for the FPA Flexible Fixed Income Fund was filed as Exhibit (i)(3) to Post-Effective Amendment No. 84 to Registrant’s Registration Statement on Form N-1A filed with the Commission on December 31, 2018 and is incorporated herein by reference.

(i)(3)	Opinion and Consent of Counsel for the FPA Crescent Fund Supra Institutional Class shares was filed as Exhibit (i)(4) to Post-Effective Amendment No. 97 to the Registrant’s Registration Statement on Form N-1A filed with the Commission on September 4, 2020 and is incorporate herein by reference.

(i)(4)	Opinion and Consent of Counsel for the FPA Flexible Fixed Income Fund Advisor Class shares is incorporated herein by reference to Post-Effective Amendment No. 100 to Registrant’s Registration Statement on Form N-1A filed with the Commission on April 16, 2021.

(i)(5)	Consent of Counsel for the FPA New Income Fund, FPA Queens Road Small Cap Value Fund, FPA Queens Road Value Fund and FPA U.S. Core Equity Fund is incorporated herein by reference to Exhibit (i)(5) to Post-Effective Amendment No. 106 to Registrant’s Registration Statement on Form N-1A filed on June 30, 2023.

(i)(6)	Opinion and Consent of Dechert LLP for the FPA New Income Fund, FPA Queens Road Small Cap Value Fund, FPA Queens Road Value Fund and FPA U.S. Core Equity Fund – filed herewith.

(i)(7)	Consent of Morgan, Lewis & Bockius, LLP – filed herewith.

(j)	Consent of Independent Registered Public Accounting Firm is incorporated herein by reference to Exhibit (j) to Post-Effective Amendment No. 106 to Registrant’s Registration Statement on Form N-1A filed on June 30, 2023.

(k)	Not applicable.

(l)	Not applicable.

(m)	Not applicable.

(n)(1)	Multiple Share Class Plan for the Registrant adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940 is incorporated herein by reference to Exhibit (n) of Post-Effective Amendment No. 100 to Registrant’s Registration Statement on Form N-1A filed with the Commission on April 16, 2021.

(n)(2)	Form of Multiple Share Class Plan for the Registrant adopted pursuant to rule 18f-3 under the Investment Company Act of 1940 is incorporated herein by reference to Exhibit (n)(2) to Post-Effective Amendment No. 106 to Registrant’s Registration Statement on Form N-1A filed on June 30, 2023.

(o)	Reserved.

(p)(1)	Code of Ethics of First Pacific Advisors, LP and Registrant is incorporated herein by reference to Post-Effective Amendment No. 100 to Registrant’s Registration Statement on Form N-1A filed with the Commission on April 16, 2021.

(p)(2)	Code of Ethics of Bragg Financial Advisors, Inc. is incorporated herein by reference to Exhibit (p)(2) to Post-Effective Amendment No. 106 to Registrant’s Registration Statement on Form N-1A filed on June 30, 2023.

(q)(1)	Powers of Attorney is incorporated herein by reference to Exhibit (q) to Post-Effective Amendment No. 79 of Registrant’s Registration Statement on Form N-1A filed on April 28, 2017.

(q)(2)	Power of Attorney for Robert F. Goldrich is incorporated herein by reference to Exhibit (q)(2) to Post-Effective Amendment No. 102 to Registrant’s Registration Statement on Form N-1A filed on April 29, 2022.

(q)(3)	Power of Attorney for John Zadar is incorporated herein by reference to Exhibit (q)(3) to Post-Effective Amendment No. 106 to Registrant’s Registration Statement on Form N-1A filed on June 30, 2023.

ITEM 29.	PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE FUNDS.

Not applicable.

ITEM 30.	INDEMNIFICATION.

Reference is made to Article VI of Registrant’s Declaration of Trust, which is incorporated herein by reference. Registrant hereby also makes the undertaking consistent with Rule 484 under the Securities Act of 1933, as amended. Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the Distribution Agreement between Registrant and UMB Distribution Services, LLC (“Provider”), Registrant shall indemnify, defend and hold Provider, and each of its present or former directors, members, officers, employees, representatives and any person who controls or previously controlled Provider within the meaning of Section 15 of the Securities Act (“Provider Indemnitees”), free and harmless from and against: (1) any and all losses, claims, demands, liabilities, damages, charges, payments, costs and expenses (including the costs of investigating or defending any alleged losses, claims, demands, liabilities, damages, charges, payments, fines, penalties, costs or expenses and any counsel fees incurred in connection therewith) of any and every nature (“Losses”) which Provider and each of the Provider Indemnitees may incur under the Securities Act, the Securities Exchange Act of 1934 and the Investment Company Act of 1940 and any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise arising out of or based upon any untrue statement, or alleged untrue statement, of a material fact contained in the Registration Statement or any Prospectus, an annual or interim report to shareholders or sales literature, or any amendments or supplements thereto, or arising out of or based upon any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Registrant’s obligation to indemnify Provider and any of the foregoing Provider Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with information relating to Provider and furnished to Registrant or its counsel by Provider in writing for the purpose of, and used in, the preparation thereof; or (2) any and all Losses which Provider and each of the Provider Indemnitees may incur in connection with this Agreement, Provider’s performance hereunder, or Provider’s acting in accordance with instructions from Registrant or its representatives, except to the extent the Losses result from Provider’s breach of this Agreement or from Provider’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

ITEM 31.	BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER.

During the last two fiscal years, First Pacific Advisors, LP (formerly, First Pacific Advisors, LLC), the investment adviser to Registrant (“Adviser”), has not engaged in any other business of a substantial nature except as investment adviser to Source Capital, Inc. (“Source”), a registered closed-end investment company; as investment adviser to FPA Funds Trust (the “Registrant”) on behalf of FPA Crescent Fund, Inc. (“Crescent”) and FPA Flexible Fixed Income Fund (“FFI”), FPA New Income, Inc. (“New Income”), Bragg Capital Trust (“Bragg”) on behalf of its series FPA Queens Road Small Cap Value Fund (“QRSCV”) and FPA Queens Road Value Fund (“QRV”), FPA U.S. Core Equity Fund, Inc. (“USCE”), each a registered open-end investment company; as sub-adviser to other registered open-end investment companies; and as investment adviser to institutional accounts and other pooled investment vehicles. During the last two fiscal years, no director or officer of the Adviser has engaged for his own account or in the capacity of director, officer, employee, partner, or trustee, in any other business, profession, vocation or employment of a substantial nature except as set forth below.

Name	Position with Adviser	Other Affiliations (1)
J. Richard Atwood	Partner, Director, and President of FPA GP, Inc., the General Partner of the Adviser	President and Director/Trustee of Registrant, Source, Bragg, New Income, and USCE
Steven T. Romick	Partner, Director, and President of FPA GP, Inc., the General Partner of the Adviser	Trustee of the Registrant and Officer of Crescent and Source
Brian A. Selmo	Partner	Officer of Crescent and Source
Mark Landecker	Partner	Officer of Crescent and Source
Karen E. Richards	Chief Compliance Officer	Chief Compliance Officer of Registrant, Source, New Income, Bragg, and USCE
David S. Brookman	Partner	None
Jeffrey M. Hancock	Partner	None
Abhijeet Patwardhan	Partner	Officer of the Registrant, New Income, and Source
Ryan A. Leggio	Partner	Officer of Source

(1)     The address of each company named is 11601 Wilshire Boulevard, Suite 1200, Los Angeles, California 90025.

ITEM 32.	PRINCIPAL UNDERWRITERS.

(a)     UMB Distribution Services, LLC, the principal underwriter for Registrant, acts as a principal underwriter for the Registrant, Aspiriant Trust, FPA U.S. Core Equity Fund, Inc., FPA New Income, Inc., Bragg Capital Trust, Green Century Funds, The Marsico Investment Fund, Scout Funds, Vericimetry Funds, and The Westport Funds.

(b)     The following information is furnished with respect to each director and officer of UMB Distribution Services, LLC.

Name and Principal Business Address(1)	Positions and Offices with Principal Underwriter	Positions and Offices with Registrant
Maureen Quill	President	None
Christopher Mantoan	Treasurer	None
Jason Bartel	Assistant Secretary	None
Gordon B. Taylor	Chief Compliance Officer	None

(1)     235 West Galena Street, Milwaukee, Wisconsin, 53212

(c)     Not applicable.

ITEM 33.	LOCATION OF BOOKS AND RECORDS.

The account books and other documents required to be maintained by Registrant pursuant to Section 31(a) of the Investment Company Act of 1940 and the Rules thereunder will be maintained at the offices of:

(a)	First Pacific Advisors, LP, 11601 Wilshire Boulevard, Suite 1200, Los Angeles, California 90025 (records as investment adviser and prior administrator);

(b)	State Street Bank and Trust Company, One Lincoln Street, Boston, MA 02111 (records as administrator and custodian);

(c)	UMB Fund Services, Inc., 235 West Galena Street, Milwaukee, WI 53212 (records as transfer agent and shareholder service agent); and

(d)	UMB Distribution Services, LLC, 235 West Galena Street, Milwaukee, WI 53212 (records relating to its function as distributor).

ITEM 34.	MANAGEMENT SERVICES.

There is no management-related service contract under which services are provided to Registrant which is not discussed in Parts A or B hereof.

ITEM 35.	UNDERTAKINGS.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant certifies that it meets all of the requirements for effectiveness of this registration statement under rule 485(b) under the Securities Act of 1933 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Los Angeles and State of California, on the 28th day of July, 2023.

FPA FUNDS TRUST

By:	/s/ J. Richard Atwood
J. Richard Atwood
President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ J. Richard Atwood	President and Trustee	July 28, 2023
J. Richard Atwood	(Principal Executive Officer)

/s/ E. Lake Setzler III	Treasurer	July 28, 2023
E. Lake Setzler III	(Principal Financial Officer & Principal Accounting Officer)

/s/ Sandra Brown*	Trustee	July 28, 2023
Sandra Brown

/s/ Robert F. Goldrich**	Trustee	July 28, 2023
Robert F. Goldrich

/s/ John P. Zader†	Trustee	July 28, 2023
John P. Zader

/s/Maureen Quill	Trustee	July 28, 2023
Maureen Quill

*, **, † By:	/s/ J. Richard Atwood
J. Richard Atwood
Pursuant to Power of Attorney filed herewith.

*Powers of Attorney were filed as Exhibit (q) to Post-Effective Amendment No. 79 of the Registrant’s Registration Statement on Form N-1A filed on April 28, 2017, and are incorporated herein by reference.

**Power of Attorney was filed as Exhibit (q)(2) to Post-Effective Amendment No. 102 of the Registrant’s Registration Statement on Form N-1A filed on April 29, 2022, and is incorporated herein by reference.

†Power of Attorney was filed as Exhibit (q)(3) to Post-Effective Amendment No. 106 of the Registrant’s Registration Statement on Form N-1A filed on June 30, 2023, and is incorporated herein by reference.

Exhibit Index

Opinion and Consent of Dechert LLP for the FPA New Income Fund, FPA Queens Road Small Cap Value Fund, FPA Queens Road Value Fund and FPA U.S. Core Equity Fund	EX-99.28(i)(6)

Consent of Morgan, Lewis & Bockius, LLP	EX-99.28(i)(7)